Exhibit 99.1

Contacts: C. Doniele Kane, 816-983-1372, dkane@kcsouthern.com

Kansas City Southern Announces Haverty Elected Executive Chairman;

Starling Elected President and Chief Executive Officer

Kansas City, Mo., June 28, 2010 – Kansas City Southern (KCS) (NYSE: KSU) announced today that the KCS board of directors elected Michael R. Haverty, currently chairman and chief executive officer, to the position of executive chairman, and elected current president and chief operating officer, David L. Starling, to president and chief executive officer, both effective August 1, 2010. Mr. Haverty will continue to concentrate on the strategic direction of the company and oversee long-term business decisions. Mr. Starling will report to Mr. Haverty and focus on execution of the company’s long-range plan that is intended to make it an even stronger company, with responsibility for oversight and management of all facets of the company’s operations, as well as those of its subsidiaries and affiliates.

“When Dave Starling assumed the position of president and director general of PCRC (Panama Canal Railway Company, a KCS affiliate) in June 1999, he began a reporting relationship to me as co-chairman of PCRC,” said Mr. Haverty. “In July 2007, we engaged him as executive representative of KCS, in addition to his position at PCRC, so that he could work with ocean carriers calling on the Port of Lazaro Cardenas in Mexico, as well as the Port of Balboa in Panama. This gave Dave exposure to our intermodal network in Mexico.”

Mr. Haverty went on to say, “Dave came to Kansas City in July 2008 as president and chief operating officer of KCS with the thought in mind that he could succeed me as CEO. After two years, we are ready. David is a great team leader, and I truly believe we have the best management team, both north and south of the border, that we have had in the 15 years I have been associated with KCS.”

Mr. Starling joined KCS in June 2008 having served as president and director general of the Panama Canal Railway Company. He has acquired substantial experience in the North American rail industry in intermodal and global shipping logistics during his career.

Mr. Starling began his railroad career in 1971 with the St. Louis-San Francisco Railroad (the Frisco) and over the next 14 years held various positions in rail operations at the Frisco and later, Burlington Northern (BN) when the Frisco was merged into BN.

Mr. Starling joined Mi-Jack Products in 1984 to help create a terminal operating company (ITS) and was later named vice president. In 1988, Mr. Starling joined American President Lines (APL) as managing director of stack train operations in Chicago, then Atlanta, which included responsibility for Mexico. He was made managing director for APL’s Philippines operations in 1993, managing director for Hong Kong/South China in 1994, and was promoted to vice president for Central Asia responsible for China, Taiwan and Hong Kong in 1997.

In 1999, Mr. Starling joined the PCRC as president and director general, serving in Panama until 2008, when he joined KCS as president and COO.

“I am thrilled to have the opportunity to become CEO of KCS at a time that many positive things are happening with the company,” said Mr. Starling. “The past two years have been challenging, but also fulfilling as we weathered a deep recession and are coming out of it even stronger. The Kansas City Southern Railway Company and Kansas City Southern de Mexico are working closer together than ever and our cross border business now accounts for a quarter of KCS’ total revenue.”

“We are making progress with more opportunities ahead of us,” added Mr. Starling. “We have a strong management team, and with my close working relationship with Mike, we will all work together to strive to make KCS an even more successful company going forward.”

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

# # #

2